Exhibit 99.1

Rogers Corporation Announces Cost Reduction Initiative

ROGERS, Conn.--(BUSINESS WIRE)--February 3, 2009--Rogers Corporation (NYSE:ROG) today announced a cost reduction initiative that includes a workforce reduction that combines both voluntary and involuntary terminations and will effect about 10% of its salaried staffing worldwide. In addition to the workforce reduction, the Company is freezing salaries, and significantly reducing other operating and overhead expenses. Together these planned actions will reduce Rogers’ total expenses on an annualized basis by approximately $27 million. The Company estimates that it will incur a one-time charge associated with the workforce reduction of approximately $2.5 million in the first quarter of 2009.

In recent months, Rogers has experienced weaker-than-expected sales, which is pressuring earnings performance. Combined with the outlook for continued difficult economic conditions well into 2009, the Company is adjusting its operations to reflect the anticipated lower sales in 2009.

“These were difficult and painful decisions, but necessary to maintain Rogers’ profitability and competitiveness over the long-term. During these challenging times, our three priorities are preserving cash, restructuring the Company to remain profitable at a lower sales level, and accelerating new product development while preparing ourselves to seize the opportunities when growth resumes. Rogers has a strong balance sheet with no debt and is well prepared for these difficult times,” said Robert D. Wachob, President and CEO of Rogers Corporation.

The Company plans to report fourth quarter and year-end 2008 results and to provide guidance for the first quarter 2009 on February 18, 2009.

Rogers Corporation (NYSE:ROG), headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia, the Company maintains sales offices in Japan, China, Taiwan, Korea, India and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the U.S. with Mitsui Chemicals, Inc.

The world runs better with Rogers. ® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2007 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of February 3, 2009 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorporation.com